EXHIBIT 10.40

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of February 27, 2024, by and between FIRST NORTHERN BANK OF DIXON, a California banking corporation (the “Bank”), and Kevin Spink (the “Executive”).

RECITAL:

The parties desire to set forth the terms of Executive’s employment with the Bank.

NOW, THEREFORE, the parties hereto agree as follows:

1.   Employment.  The Bank hereby employs Executive, and Executive hereby accepts employment during the Term of Employment upon the terms and conditions herein set forth.

2.   Term of Employment.  The Bank agrees to continue Executive’s employment, and Executive agrees to remain in employment with the Bank until the earliest of (i) December 31, 2024  or (ii) the date on which Executive’s employment  with the Bank terminates pursuant to Section 7(a), (b), (c), (d), (e) or (f), as applicable (the “Term of Employment”), provided that the terms and conditions of this Agreement and the Term of Employment shall automatically extend for consecutive  one year periods, on and after December 31, 2024, unless either Executive or the Bank notifies the other in writing at least  sixty days  before the end of the then current term that, for any reason, the Executive or the Bank has elected not to extend the term.

3.   Duties.  As of the January 1, 2024 or, if later, the date on which this Agreement is provided (the “Commencement Date”), Executive is to be employed as Executive Vice President and Chief Financial Officer of the Bank and, under the direction of the Chief Executive Officer, shall perform and discharge well and faithfully the duties that may be assigned from time to time by the Board of Directors in connection with the conduct of the Bank’s business.

4.   Extent of Services.  Executive shall devote Executive’s entire business time, attention, and energies to the business of the Bank during the term of Executive’s employment with the Bank.  The foregoing, however, shall not preclude Executive from engaging in appropriate civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments or from serving on boards of directors of other entities, as long as such activities and services do not interfere or conflict with responsibilities to the Bank.

5.   Compensation.

(a)   Salary.  During the Term of Employment beginning on the Commencement Date, the Bank shall pay Executive a base salary at the annual rate of $301,764 payable in accordance with the standard payroll procedures of the Bank but not less than one time monthly.  Executive’s base salary may be adjusted annually effective on January 1 of each year to reflect such changes as the Board of Directors of the Bank determines appropriate, based on Executive’s performance for the most recent performance period.

(b)   Incentive Programs.  During the Term of Employment, Executive shall be entitled to participate in any annual and long-term incentive programs adopted by the Bank and which cover employees in positions comparable to that of Executive.  This is subject to the Compensation Committee’s approval.

(c)   Expenses.  Executive shall be entitled to prompt reimbursement of all reasonable business expenses incurred in the performance of Executive’s duties during the Term of Employment, subject to the presentment of appropriate vouchers and receipts in accordance with the Bank’s policies.

6.   Employee Benefits.  During the Term of Employment, Executive shall be entitled to participate in employee benefit plans or programs of the Bank, if any, to the extent that the Executive’s position, tenure, salary, age, health, and other qualifications make Executive eligible to participate, subject to the rules and regulations applicable thereto.

7.   Termination.  Notwithstanding the provisions of Sections 2 hereof, the Term of Employment and Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)   Death.  The Term of Employment shall terminate upon Executive’s death.

(b)   Disability.  The Term of Employment shall terminate three (3) months after the Bank gives Executive written notice that it intends to terminate executive’s employment on account of Disability or on such later date as the Bank specifies in such notice.  If Executive resumes the performance of substantially all duties under this Agreement before the termination becomes effective, the notice of intent to terminate shall be deemed to have been revoked.

(c)   Voluntary Termination.  Executive may terminate employment with the Bank at any time by giving the Bank three (3) months’ written notice thereof.  The Term of Employment shall end on the earlier of the last day of the notice period.

(d)   Termination for Good Reason.  Executive may terminate employment with the Bank for Good Reason by giving the Bank thirty (30) days’ notice of its alleged breach, including the basis upon which Executive believes the alleged breach constitutes Good Reason and a statement of the Executive’s intent to terminate employment on such basis.  If the Bank cures its breach within the thirty (30) day period following receipt of such notice, Executive shall either rescind Executive’s notice of intent to terminate and continue employment, or terminate employment under Section 8 (c) hereof in which case the Executive’s notice of breach hereunder shall be deemed to satisfy the notice requirement provided for under Section 8 (c) hereof.  If the Bank fails to cure its breach within the thirty (30) day period following receipt of such notice or Executive decides to terminate employment as provided in the final clause of Section 8 (c) hereof, the Term of Employment shall end on the last day of the 30-day period following receipt of such notice.

(e)   Involuntary Termination.  Executive acknowledges and agrees that Executive’s employment is at will.  The Bank reserves the right to terminate Executive’s employment at any time whatsoever with or without cause by giving thirty (30) days’ written notice to Executive thereof.  The Term of Employment shall terminate on the last day of the notice period, but the Bank may require Executive to cease performing services at any time after such notice is given.

(f)   Involuntary Termination for Cause.  The Bank reserves the right to terminate Executive’s employment for Cause.  The Bank shall give Executive written notice of the termination and the reasons therefore.  The Term of Employment shall terminate immediately upon receipt of the notice.

8.   Benefits on Termination of Employment.  If Executive’s employment is terminated during the Term of Employment, the Executive shall be entitled to receive payments and benefits as follows:

(a)   Death; Disability; Voluntary Termination.

(i)   If employment is terminated under Section 7(a), (b), (c), or (f) hereof, Executive shall receive:

(1)   base salary through the date the Term of Employment ends,

(2)   any incentive compensation earned but not yet paid (no incentive compensation will be payable on voluntary termination).

(3)   whatever rights may be specified in Award Agreements with the Executive executed pursuant to the First Northern Community Bancorp 2016 Stock Incentive Plan (or any successor thereto),

(4)   whatever rights may be specified in the Supplemental Executive Retirement Plan Participation Agreement with the Executive executed pursuant to the First Northern Bank Supplemental Executive Retirement Plan, and

(5)  reimbursement of expenses incurred under Section 5(c) hereof but not yet reimbursed.

(ii)   Except as provided in this Section 8(a) or required by law, all of Executive’s employee benefits and compensation shall cease on the last day on which the Executive performs services as an employee of the Bank.

(b)   Change of Control.

(i)   If, within two years following a Change of Control, Executive’s employment is terminated under the provisions of Section 7(d) or (e) hereof or as a result of the Bank’s election not to extend this Agreement and the Term of Employment pursuant to Section 2 hereof, Executive shall receive:

(1)   200% of the sum of (i) Executive’s annual base salary under Section 5(a) hereof as in effect on the date the Term of Employment ends and (ii) the average of the annual bonuses awarded to Executive by the Bank for the most recent three consecutive years prior to the date the Term of Employment ends,

(2)   any incentive compensation earned but not yet paid, and

(3)   any expenses incurred under Section 5(c) hereof but not yet reimbursed.

(4)   outplacement assistance.

(ii)          The payment to which Executive is entitled pursuant to Section 8(b)(i)(1) shall be paid in a single installment within forty-five (45) days of termination with no percent value or other discount.

(iii)          Upon Termination of Employment within two years following a Change of Control, Executive (and, where applicable, Executive’s dependents) shall be entitled to continuation coverage (as provided in the plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 and California’s Cal-COBRA provisions) under the group insurance plans maintained by the Bank, including life, disability and health insurance programs, for up to thirty-six (36) months, subject to the terms, conditions and limitations set forth in such plans.  For a period up to the first twenty-four (24) months of continuation coverage, the Bank shall pay the same portion of group insurance premiums for the Executive’s continued coverage as is paid for other executives who are current employees; provided, however, that if the Bank determines that it cannot pay such amounts without violating applicable law, then the Bank shall make equivalent payments to Executive directly for the time period specified above.  If the Executive becomes eligible for comparable group insurance coverage in connection with new employment, the Bank shall no longer be responsible for the cost of continuation coverage.  Beginning with the twenty-fifth (25th) month of continuation coverage, coverage may be continued at the Executive’s own expense.

(iv)          Delayed Payments to Specified Employees.  If the Executive is a Specified Employee (as defined in section 10(f)) as of the date of Termination of Employment, benefit payments under this subsection shall be delayed and shall not begin prior to the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive).  Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

(v)   Except as provided in this Section 8(b) or required by law, all of Executive’s employee benefits and compensation shall cease on the last day on which he performs services as an employee of the Bank.

(vi)   Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 8(b) (whether by seeking new employment or otherwise) and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

(vii)   In the event of a Change in Control of the Bank during the period Executive remains in Service, all shares of restricted stock and stock options which are unvested as of the effective date of such Change in Control shall immediately become vested.  For the purposes hereof, a “Change in Control” shall have the meaning set forth in Section 2(e) of the First Northern Community Bancorp 2016 Stock Incentive Plan (or any successor thereto).

(viii)   If employment is terminated due to a Change in Control of the Bank the Executive shall receive whatever rights may be specified pursuant to the First Northern Bank of Dixon Supplemental Employee Retirement Plan.

(ix)     If employment is terminated due to a Change in Control of the Bank the Executive shall receive whatever rights may be specified pursuant to the Executive Deferral Plan of First Northern Bank.

(c)   Involuntary Termination; Termination for Good Reason.

(i)   If Executive’s employment is terminated under the provisions of Section 7(d) or (e) hereof and such termination is not within two years following a Change of Control, Executive shall receive:

(1)
100% of the sum of (i) Executive’s annual base salary under Section 5(a) as in effect on the date the Term of Employment ends; and (ii) the average of the annual bonuses awarded to the Executive by the Bank for the three most recent consecutive years prior to the date the Term of Employment ends.  The payment shall be made by the Bank in a single installment within forty-five (45) days of termination with no percent value or other discount.

(2)   any incentive compensation earned but not yet paid,

(3)   whatever rights may be specified in Award Agreements with the Executive executed pursuant to the First Northern Community 2016 Bancorp Stock Incentive Plan (or any successor thereto), it being understood that the definition of Change of Control set forth in such Award Agreement may differ from that set forth herein,

(4)   whatever rights may be specified in the Supplemental Executive Retirement Plan Participation Agreement with the Executive executed pursuant to the First Northern Bank Supplemental Executive Retirement Plan,

(5)   whatever rights may be specified in Executive Retirement/Retention Participation Agreement with the Executive executed pursuant to the Executive Deferral Plan of First Northern Bank, and

(6)   reimbursement of expenses incurred under Section 5(c) hereof but not yet reimbursed.

(ii)    Upon Termination of Employment under Section 7(d) or (e), Executive (and, where applicable, Executive’s dependents) shall be entitled to continuation coverage (as provided in the plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 and California’s Cal-COBRA provisions) under the group insurance plans maintained by the Bank, including life, disability and health insurance programs, for up to thirty-six (36) months, subject to the terms, conditions and limitations set forth in such plans.  During the first eighteen (18) months of continuation coverage, the Bank shall pay the same portion of group insurance premiums for the Executive’s continued coverage as is paid for other executives who are current employees; provided, however, that if the Bank determines that it cannot pay such amounts without violating applicable law, then the Bank shall make equivalent payments to Executive directly for the time period specified above.  If the Executive becomes eligible for comparable group insurance coverage in connection with new employment, the Bank shall no longer be responsible for the cost of continuation coverage.  Beginning with the nineteenth (19th) month of continuation coverage, coverage may be continued at the Executive’s own expense.

(iii)   Except as provided in this Section 8(c) or required by law, all of Executive’s employee benefits and compensation shall cease on the last day on which Executive performs services as an employee of the Bank.

(iv)   Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 8(c) (whether by seeking new employment or otherwise) and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

(v)    Delayed Payments to Specified Employees.  If the Executive is a Specified Employee (as defined in section 10(f)) as of the date of Termination of Employment, benefit payments under this section shall be delayed and shall not begin prior to the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive).  Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

9.   Excess Parachute Payments.  Notwithstanding anything to the contrary in this Agreement, in the event it shall be determined that any payment or distribution by the Bank or otherwise to or for the benefit of the Executive would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by the Executive with respect to such excise tax (collectively referred to as the “Excise Tax”), then no additional amounts shall be payable by the Bank to the Executive (i.e., no “Gross-Up Payment” shall be made) and the Executive shall be responsible for the Excise Tax.

(a)  If Excise Tax is imposed as described above and the Excise Tax can be avoided or eliminated by reducing any amounts payable to the Executive under this Agreement by 20% or less, then the amounts payable to the Executive shall be reduced by the amount necessary to avoid or eliminate the Excise Tax.

10.  Definition of Terms.  The following terms used in this Agreement when capitalized have the following meanings:

(a)   “Board of Directors”  means the Bank’s board of directors.

(b)   “Cause”  means that Executive has:

(i)   willfully breached or habitually neglected or breached the duties which the Executive was required to perform under the terms of this Agreement or the policies of the Bank or

(ii)   committed act(s) of dishonesty, theft, embezzlement, fraud, misrepresentation, or other act(s) of moral turpitude against the Bank, its subsidiaries or affiliates, its shareholders, or its employees or which adversely impact the interest of the Bank.

(c)	“Change of Control” means the occurrence of any of the following events with respect to the Bank or its parent holding Company, First Northern Community Bancorp (“Bancorp”):

(i)
Merger: A merger into or consolidation with another corporation, or merger of another corporation into Bank or Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Bank or Bancorp immediately before the merger or consolidation;

(ii)
Acquisition of Significant Share Ownership:  One person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing thirty percent (30%) or more of the total voting power of the stock of Bank or Bancorp (this constitutes acquisition of “Effective Control”).  No Change of Control shall occur if additional voting shares are acquired by a person or persons who possessed Effective Control prior to acquiring additional shares.  This subpart (b) shall not apply to beneficial ownership of voting shares held in a fiduciary capacity by an entity of which Bank or Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities, or voting shares held by an employee benefit plan maintained for the benefit of the Bank’s employees.

(iii)
Change in Board Composition:  A majority of the members of the Board of Directors of Bank or Bancorp is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Bank or Bancorp before the date of the appointment or election.  This subparagraph shall only apply with respect to Bancorp if no other corporation is a majority shareholder of Bancorp.

A Change of Control shall only occur with respect to Bancorp if Bancorp (i) is a majority shareholder of the Bank; (ii) is a majority shareholder of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Bank; or (iii) is otherwise a “Relevant Corporation” as that term is used and defined in Section 409A.  For purposes of this section, majority shareholder means a shareholder owning more than 50% of the total fair market value and total voting power of the Bank, Bancorp, or a corporation in the chain referenced above.  No Change of Control shall occur unless the event constitutes a “Change in the Ownership of a Corporation” or a “Change in the Effective Control of a Corporation” as defined under Section 409A.

(d)  “Disability”  means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.

(e)   “Good Reason”  means any of (i) a material reduction in Executive’s compensation under Section 5 hereof or benefits under Section 7 hereof, (ii) a material reduction in the Executive’s title or responsibilities, (iii) a relocation of Executive’s principal office so that Executive’s one-way commute distance from Executive’s residence is increased by more than forty (40) miles or (iv) failure of the Bank’s successor to assume and perform this Agreement as contemplated by Section 14(a) hereof.

(f)  “Specified Employee” – If the Executive is a Key Employee (defined below) of the Bank or any entity that is aggregated with the Bank under Code section 414(b) or (c) as of December 31st of any year (the “Determination Date”), and the Bank (or any entity that is aggregated with the Bank under Code section 414(b) or (c)) has stock that is publicly traded on an established securities market or otherwise, the Executive shall be treated as a Specified Employee during the 12-month period beginning on the April 1st following the Determination Date.  An Executive is a Key Employee as of a Determination Date if the Executive meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve months preceding the Determination Date.

(g)  “Termination of Employment” means that the Executive shall have ceased to be employed by the Bank for any reason whatsoever and that the Executive actually separates from service with the Bank and does not continue in his or her prior capacity.  Termination of employment does not include the Executive’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Bank is provided either in contract or statute.  Notwithstanding anything to the contrary, the terms “termination of employment,” “terminates employment” and “employment termination” shall be interpreted consistently with Section 409A.

11.   Locations of Performance.  Executive’s services shall be performed primarily within the counties in California in which the Bank has located its headquarters, branch offices or other facilities.  The parties acknowledge, however, that Executive may be required to travel in connection with the performance of Executive’s duties hereunder.

12.   Proprietary Information.

(a)   Executive agrees to comply fully with the Bank’s policies relating to non-disclosure of the Bank’s trade secrets and proprietary information and processes, including information regarding the Bank’s customers and prospective customers.  Without limiting the generality of the foregoing, Executive will not, during the term of Executive’s employment by the Bank, disclose any such secrets, information, or processes to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such property for Executive’s own purposes or for the benefit of any person, firm, corporation, or other entity (except the Bank) under any circumstances during or after the term of Executive’s employment, provided that after the term of Executive’s employment, this provision shall not apply to secrets, information, and processes that are then in the public domain (provided that Executive was not responsible, directly or indirectly, for such secrets, information, or processes entering the public domain without the Bank’s consent).

(b)   Executive hereby sells, transfers, and assigns to the Bank all of the entire right, title, and interest of Executive in and to all inventions, ideas, disclosures, and improvements, whether patented or unpatented, and copyrightable material, to the extent made or conceived by Executive, solely or jointly, during the term of this Agreement, except to the extent prohibited by Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit A.  Executive shall communicate promptly and disclose to the Bank, in such form as the Bank requests, all information, details, and data pertaining to the aforementioned inventions, ideas, disclosures, and improvements; and, whether during the term hereof or thereafter, Executive shall execute and deliver to the Bank such formal transfers and assignments and such other papers and documents as may be required of Executive to permit the Bank to file and prosecute any patent applications relating to such inventions, ideas, disclosures, and improvements and, as to copyrightable material, to obtain copyright thereon.

(c)   Trade secrets, proprietary information, and processes shall not be deemed to include information which is:

(i)   known to Executive at the time of the disclosure;

(ii)   publicly known (or becomes publicly known) without the fault or negligence of Executive;

(iii)   received from a third party without restriction and without breach of this Agreement;

(iv)   approved for release by written authorization of the Bank; or

(v)   required to be disclosed by law; provided, however, that in the event of a proposed disclosure pursuant to this subsection 12(c)(v), the recipient shall give the Bank prior written notice before such disclosure is made.

(d)   Executive agrees that in the event that Executive’s employment terminates for any reason, Executive shall promptly deliver to the Bank all property belonging to the Bank, including all documents and materials of any nature pertaining to Executive’s employment with the Bank.

13.   Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

14.   Successors.

(a)   Bank’s Successors.  The Bank shall require any successor to all or substantially all of the Bank’s business and/or assets and liabilities (whether by purchase, merger, consolidation, reorganization, liquidation or otherwise) to assume and expressly agree to perform this Agreement in the same manner and to the same extent as the Bank would be required to perform if there were no succession.  The Bank’s failure to obtain an assumption agreement in form and substance reasonably acceptable to Executive by the effective date of such succession shall constitute a breach of the Bank’s obligations to Executive under this Agreement as of the effective date of such succession and shall entitle Executive to all of the payments and other benefits described in Section 8(b) hereof.

(b)   Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, it being agreed by Executive that Executive cannot assign or make subject to an option any of Executive’s rights, including rights to payments and benefits, under this Agreement.

15.   Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to Executive at Executive’s residence maintained on the Bank’s records, or to the Bank at its executive offices, or such other addresses as either party shall notify the other in accordance with the above procedure.

16.   Force Majeure.  Neither party shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said party, including, but not limited to:  acts of God; acts of the public enemy; acts of the United States of America, or any State, territory, or political subdivision thereto or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes; or freight embargoes.  Notwithstanding, the foregoing provisions of this Section 16, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the party claiming excusable delay.

17.   Integration.  This Agreement and any attachments, schedules, and exhibits hereto represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral regarding Executive’s employment at the Bank and all rights, privileges and benefits related thereto.  Without limiting the generality of the foregoing, Executive acknowledges and agrees that effective on the Commencement Date, the terms and conditions of this Agreement will supplant any different terms and conditions that previously existed or governed Executive’s employment with the Bank.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.   Waiver.  Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof.  Additionally, a waiver by either party of a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

19.   Savings Clause.  If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

20.   Authority to Contract.  The Bank warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement to which the Bank is a party or by which it may be bound.  The Bank further warrants and represents that the individuals executing this Agreement on behalf of the Bank have the full power and authority to bind the Bank to the terms hereof and have been authorized to do so in accordance with the Bank’s corporate organization.

21.   Dispute Resolution.

(a)   Any controversy or claim between Bank and Executive arising from or relating to this Agreement or any agreement or instrument delivered under or in connection with this Agreement, including any alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, shall, at the option of Executive or Bank, be submitted to arbitration, using either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services, Inc. (“JAMS”)  in accordance with the rules of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the U.S. Code.  All statutes of limitations or any waivers contained herein which would otherwise be applicable shall apply to any arbitration proceeding under this Section 21(a).  The parties agree that related arbitration proceedings may be consolidated.  The arbitrator shall prepare written reasons for the award.  Judgment upon the award rendered may be entered in any court having jurisdiction.

(b)   No provision of, or the exercise of any rights under, Section 21(a) hereof shall limit the right of any party to exercise self help remedies or to obtain provisional or ancillary remedies, such as injunctive relief from a court having jurisdiction before, during or after the pendency of any arbitration.  The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

(c)   If any arbitration, legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

22.   Remedies.  In the event of a breach by Executive of Sections 10 or 12 of this Agreement, in addition to other remedies provided by applicable law, the Bank will be entitled to issuance of a temporary restraining order or preliminary injunction enforcing its rights under such Sections.

23.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

24.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.   Advice of Counsel.  Before signing this Agreement, Executive either (i) consulted with and obtained advice from Executive’s independent legal counsel in respect to the legal nature and operation of this Agreement, including its impact on executive’s rights, privileges and obligations, or (ii) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

26.  Prohibition Against Changes to Time and Form of Payment.  Notwithstanding anything in this Agreement to the contrary, the payment date(s) and form(s) of payment for benefits payable at a specific time, upon the occurrence of a specified event, or in a specified form may not be changed unless such change is permitted under this Agreement, Section 409A, and other applicable law.

27.  Unfunded Arrangement. Executive and his beneficiary(ies) are general unsecured creditors of the Bank for the payment of deferred compensation benefits under this Agreement. The benefits represent a promise to pay by the Bank.  The rights to these benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

The deferred compensation benefits provided under this Agreement are intended to constitute an unfunded arrangement maintained by the Bank primarily for the purpose of providing deferred compensation for a member of a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA).  This Agreement shall at all times be construed and interpreted consistently with ERISA to be such an arrangement and consistently with the requirements of Section 409A, as amended from time to time.

28. Non-Solicitation and Non-Disparagement.  Following termination of this Agreement and the Executive’s employment and for a period of twelve (12) months thereafter, the Executive shall not solicit, encourage or assist, directly, indirectly or in any other manner whatsoever, (i) any employees of the Bank or First Northern Community Bancorp, or their affiliates and subsidiaries such employment within a twelve (12) month period prior to the Executive’s termination of employment with the Bank or First Northern Community Bancorp to resign or to apply for or accept employment with any other competitive banking or financial services businesses within the counties in California in which the Bank has located its headquarters, branch offices or other facilities; or (ii) any customer, person or entity that has a business relationship with the Bank, or during the twelve (12) month period prior to the Executive’s termination of employment was engaged in a business relationship with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters, branch offices or other facilities. Failure to comply with the foregoing provisions shall void this agreement, resulting in the forfeiture of severance payments and benefits coverage.

In addition, at no point during or after Executive’s employment shall Executive disparage the Bank or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Bank or any of its directors, officers, agents or employees.

29.  Delay or Forfeiture of Benefits Payable Following Regulatory Action.
Notwithstanding any other provision of this Agreement or any plan or any participation agreement to the contrary, the payment of any executive benefit shall be delayed or the executive benefit shall be forfeited on or after the occurrence of or as a result of any of the following events:

(a).      Temporary Suspension or Prohibition.  If a Participant is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C.  § 1818(e)(3) and (g)(1), no executive benefit shall be paid to that Participant.  If the charges in the notice are dismissed, any executive benefit that would have been payable during the suspension or temporary prohibition shall be paid as soon as reasonably practicable, in accordance with the Plan.

(b).      Permanent Suspension or Prohibition.  If a Participant is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), the executive benefit payable to the Participant (or which may become payable to the Participant in the future) and all rights under the Plan shall be immediately forfeited and the Participant shall not be entitled to the executive benefit.

(c).      Default.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), the executive benefit payable to all Participants (or which may become payable to Participants in the future) and all rights under the Plan shall be immediately forfeited and the Participants shall not be entitled to the executive benefit.  In this event, the Plan shall terminate as of the date of default.

(d).      Termination by Regulators. The executive benefit payable to all Participants (or which may become payable to Participants in the future) and all rights under the Plan shall be forfeited, except to the extent determined that continuation of this Plan is necessary for the continued operation of the Bank: (i) at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC, at the time it approves a supervisory merger to resolve problems related to the operation of the Bank.

In addition, the payment of any and all executive benefits under this Plan shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder, and any executive benefits and rights under the Plan shall be forfeited to the extent barred or prohibited by an action or order issued by the California Department of Financial Institutions, the FDIC, or any government agency which has jurisdiction over the Bank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day herein first above written.

FIRST NORTHERN BANK OF DIXON

Jeremiah Z. Smith
President and Chief Executive Officer

EXECUTIVE

Kevin Spink
EVP & Chief Financial Officer

Exhibit A - California Labor Code Section 2870

EXHIBIT A

CALIFORNIA LABOR CODE SECTION 2870

Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)        Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either;

(i)        Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(ii)       Result from any work performed by the employee for the employer.

(b)        To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.